Exhibit 10.11

April 12, 2007

Mr. Sanjay Gupta

401 River Grove Ct.

Vernon Hills, IL 60061

Dear Sanjay:

Congratulations! On behalf of Heidrick & Struggles, Inc. (the “Company”), I am pleased to confirm our offer of employment to you. We are enthusiastic about your commitment to integrity, a spirit of partnership and collegiality, which are such an important part of our culture.

1.	Start Date. You will commence employment on 4/18/07 (the “Effective Date”).

2.	Title. You will serve as SVP & Chief Information Officer reporting to the Company’s Chief Executive Officer. You will be located in the Chicago Corporate office.

3.	Base Salary. You will receive a monthly base salary of $25,000, which is $300,000 annually, subject to annual review starting in 2008.

4.	Target Bonus. You will also participate in the Company’s Management Incentive Plan (Tier II). Your target bonus for 2007 is $159,375 (guaranteed at 75% for 2007, pro rated for the 8.5 months of 2007 during which you are employed), which is payable via a combination of cash and Restricted Stock Units (RSU) in accordance with our compensation program, payable when bonuses are paid in 2008. Bonuses are discretionary and are not earned until approved by the Compensation Committee and/or Board of Directors of the Company. The annual bonus will be payable only if you are in the Company’s employ on the regular bonus payment date.

5.	Incentive Compensation and Other Plans. You will be entitled to participate in other management compensation plans, including the Management Stock Option Plan, the Change in Control Severance Plan at Tier II and the Severance Pay Plan, as such plans may be amended from time to time.

6.	Sign-On Equity. You will receive a grant of stock options to purchase 7,500 Heidrick & Struggles International, Inc common shares on May 31, 2007 (the Company’s next published equity grant date). The options will vest ratably over a three year period and, will have a five year term and an exercise price equal to the closing price of a Company common share on May 31, 2007. In addition, you will receive 5,000 restricted stock units (RSUs) on May 31,2007. The RSUs will vest ratably over a three year period and upon vesting will convert into an equal number of Heidrick & Struggles International, Inc common shares. Both the stock options and RSUs are subject to the approval of the Human Resources and Compensation Committee (HRCC) and your executing a grant agreement in a form presented to you by the Company.

Sears Tower 233 South Wacker Drive Suite 4200    Chicago, IL 60606-6303    Phone 312/496-1200    Fax: 312/496-1290

Heidrick & Struggles, Inc.    Office in Principal Cities of the World    www.heidrick.com

Sanjay Gupta

April 12, 2007

7.	Benefits. You will be eligible to participate in the Company’s benefit programs on your first day of employment. Our benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, paid holidays, Flexible Spending Account, and the Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan. Our benefits program, compensation programs, and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

8.	Business expenses. The Company will reimburse you for all of your reasonable and appropriate business expenses in accordance with its policies.

9.	Employment authorization. Pursuant to the Immigration and Nationality Act, our company is required to verify the identity and employment authorization of all new hires. In order to comply with this legal obligation, we must complete an Employment Eligibility Verification Form 1-9 within three days of hire. We have enclosed a Form 1-9 for your review. Please note that you will need to provide either (i) one document from “List A” or (ii) one document from “List B” and one document from “List C” of the form (see page two of the enclosed 1-9 Form). Your initial and continuing employment will be subject to your having the ability to work legally in the United States. If you anticipate having difficulty completing the Form 1-9 or producing the required documents, please advise me as soon as possible.

10.	Confidentiality. Your employment with the Company under this Agreement necessarily involves your access to and understanding of certain trade secrets and confidential information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company and its affiliates, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived there from, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

11.	Non-Solicitation/Non-Competition. During the term of your employment with the Company and for a period of six-months after the termination of your employment with the Company, you shall not (i) become an employee of or consultant to any principal competitor of the Company in substantially the same function as your employment with the Company or its affiliates in the twelve-months prior to termination of your employment or (ii) directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates.

Sanjay Gupta

April 12, 2007

12.	Other Legal Matters. You will be an “employee at will” of the Company, meaning that either party may terminate the employment relationship at any time for any reason (with or without Cause or Good Reason), except for such period of notice as may be expressly provided in writing under written Company employment policies in effect at the time of such termination. Your initial and continuing employment will be subject to your having the ability to work legally in the United States.

You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

This letter agreement contains our entire understanding and can be amended only in writing and signed by you and Human Resources. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

Any controversy or claim arising out of or relating to this agreement or for the breach thereof, or your employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of statutory, contractual or common law rights (and including claims against the Company’s officers, directors, employees or agents) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in Chicago, Illinois, in accordance with the American Arbitration Association’s Employment Dispute Resolution Rules (the “Rules”). Arbitration shall be the parties’ exclusive remedy for any such controversies, claims or breaches. The parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement. The parties also consent to personal jurisdiction in Chicago, Illinois with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. Judgment upon said award may be entered in any court having jurisdiction. This agreement shall be governed by the laws of the State of Illinois without regard to any conflict of law provisions of any jurisdiction.

You and the Company hereby waive the right to pursue any claims, including but not limited to employment termination—related claims, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law. You and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules.

In the event of any arbitration hereunder, the parties agree each shall bear its or his own attorneys’ fees and costs associated with or arising from such arbitration or other proceeding.

Sanjay Gupta

April 12, 2007

Sanjay, I am very much looking forward to you joining the Heidrick & Struggles team. I know that you will make an important contribution to the Company.

Sincerely,

/s/ L. Kevin Kelly
L. Kevin Kelly
Chief Executive Officer

cc:	Eileen Kamerick, K. Steven Blake, Kathy J. Watts, Josee Wilson

1 hereby accept the terms and conditions of employment as outlined above:

/s/ Sanjay Gupta	12 APRIL, 2007
Sanjay Gupta	Date